December 8, 1998

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street
Washington, D.C.  20549

     Re:  New World Coffee & Bagels, Inc.

Ladies and Gentlemen:

     We have acted as counsel for New World Coffee & Bagels, Inc., a Delaware corporation (the "Registrant") in connection with the Registrant's preparation and filing of the form S-3/A Registration Statement ("Amended Registration Statement") in which 6,451,750 shares of Common Stock of the Registrant shall be offered by selling shareholders (the "Subject Shares"). We hereby consent to the use of our name in the section of the Amended Registration Statement entitled "Legal Matters."

     As counsel to the Registrant, we have examined the minutes of the Registrant, copies of its Certificate of Incorporation and bylaws, together with the Amended Registration Statement, and such other documents as we deemed necessary. Based upon the foregoing, we are of the opinion that:

1. The authorized Common Stock of the Registrant consists of 20,000,000 shares of Common Stock, par value of $.001 per share, of which 18,429,725 shares of Common Stock are issued and outstanding as of the date hereof, fully paid and non-assessable.

2. The Subject Shares, when issued, will be legally issued, fully paid and non-assessable.

                                        Hollenberg Levin Solomon Ross Belsky &
                                        Daniels, LLP